CONTACT:	FOR IMMEDIATE RELEASE
John K. Schmidt	August 30, 2011
Chief Operating Officer
Chief Financial Officer
(563) 589-1994
jschmidt@htlf.com

HEARTLAND FINANCIAL USA, INC. TO RECEIVE $81.7 MILLION IN
SMALL BUSINESS LOAN FUNDING

Dubuque, IA, Tuesday, August 30, 2011 - Heartland Financial USA, Inc. (NASDAQ: HTLF) announced today that it has received preliminary approval to receive an investment of up to $81.7 million in Heartland preferred stock from the U.S. Department of the Treasury (“Treasury”) under the Small Business Lending Fund (“SBLF”). The SBLF is a $30 billion voluntary program intended to encourage small business lending by providing capital to selected community banks at favorable interest rates.

Lynn B. Fuller, Heartland's chairman, president and CEO commented, “We view the Small Business Lending Fund as a new avenue to fulfill our mission and redouble our efforts to stimulate growth of employment through lending to small businesses.”

Simultaneously with the receipt of the SBLF funds, Heartland intends to redeem the $81.7 million of preferred stock issued to Treasury in December 2008 under the Capital Purchase Program (“CPP”), a part of the Troubled Asset Relief Program. In addition to the full redemption of the CPP investment, during the period the investment was outstanding, Heartland has paid a total of $13.5 million in dividends to Treasury. Also, Treasury continues to hold a warrant to purchase 609,687 shares of Heartland's common stock at a price of $20.10 per share. Heartland is currently preparing a proposal to Treasury to initiate the process for repurchase of the warrant.

Fuller added, "We believe our participation in the SBLF is a great opportunity for Heartland. It will further strengthen our significant commitment to small business and promotes economic growth across our eight-state footprint."

Final approval by Treasury is contingent on acceptance by the Heartland board of directors and other conditions. Assuming these approvals, Heartland anticipates closing the transaction prior to September 30, 2011.

About Heartland Financial USA, Inc.

Heartland Financial USA, Inc. is a $4.0 billion diversified financial services company providing banking, mortgage, wealth management, investment, insurance and consumer finance services to individuals and businesses. Heartland currently has 61 banking locations in 42 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado and Minnesota. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

Forward Looking Statements

This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland's management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland's Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

# # #